                              ARGOSY GAMING COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands except share data)

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1996          1995
                                                ------------  -------------

ASSETS
CURRENT ASSETS:
     Cash and cash equivalents................   $    38,284    $    16,159
     Marketable securities....................           126          1,952
     Accounts receivable, net of
       allowance for doubtful accounts of
       $1,271 and $346, respectively..........         1,918          3,197
     Income taxes receivable..................        11,111          2,197
     Deferred income taxes....................                        1,372
     Other current assets.....................         7,402          3,615
                                                 -----------    -----------
       Total current assets...................        58,841         28,492
                                                 -----------    -----------

NET PROPERTY AND EQUIPMENT....................       314,480        239,480
                                                 -----------    -----------


OTHER ASSETS:
     Restricted cash and cash equivalents.....        84,551
     Notes receivable.........................         1,893          1,893
     Deposits.................................           627          2,051
     Prepaid rent.............................         1,917          2,917
     Deferred finance costs, net of
       accumulated amortization of $2,386
       in 1996 and $1,813 in 1995.............        12,096          5,404
     Goodwill, net of accumulated
       amortization of $945 in 1996 and
       $349 in 1995...........................        22,923         23,519
     Deferred income taxes....................         1,631
     Other intangible assets..................        33,200          6,126
                                                 -----------    -----------
TOTAL OTHER ASSETS                                   158,838         41,910
                                                 -----------    -----------

TOTAL ASSETS                                        $532,159       $309,882
                                                 -----------    -----------
                                                 -----------    -----------


          See accompanying notes to consolidated financial statements.

                              ARGOSY GAMING COMPANY
                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands, except share data)


                                                        DECEMBER 31,
                                                  -------------------------
                                                    1996            1995
                                                 -----------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable........................    $    15,293    $    16,921
     Accrued payroll and related expenses....          6,772          6,684
     Other accrued liabilities...............         14,655          7,960
     Installment contracts payable...........          3,346          1,147
     Slot club liability.....................          2,000          2,060
     Current maturities of long-term debt....          2,900            399
                                                 -----------    -----------
             Total current liabilities.......         44,966         35,171
                                                 -----------    -----------

LONG TERM DEBT...............................        377,308        169,303

DEFERRED INCOME TAXES........................                         5,167
OTHER LONG-TERM OBLIGATIONS..................         20,340            158
MINORITY INTERESTS IN EQUITY OF CONSOLIDATED
     SUBSIDIARIES............................         16,844          2,543

COMMITMENTS AND CONTINGENT LIABILITIES
(NOTE 13)....................................

STOCKHOLDERS' EQUITY:
     Common stock, $.01 par; 60,000,000
        shares authorized; 24,333,333
        shares issued and outstanding in
        1996 and 1995........................            243            243
     Capital in excess of par................         71,865         71,865
     Retained earnings.......................            593         25,432
                                                 -----------    -----------
            Total stockholders' equity.......         72,701         97,540
                                                 -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...       $532,159       $309,882
                                                 -----------    -----------
                                                 -----------    -----------


          See accompanying notes to consolidated financial statements.

                              ARGOSY GAMING COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)



                                                YEARS ENDED DECEMBER 31,
                                        -----------------------------------------
                                           1996           1995           1994
                                        -----------    -----------   ------------

REVENUES:
     Casino.........................    $   228,388    $   237,613    $   138,425
     Admissions.....................          2,759         15,300         12,177
     Food, beverage and other.......         29,212         18,537         12,036
                                        -----------    -----------    -----------

                                            260,359        271,450        162,638
     Less promotional allowances....        (15,542)       (18,759)        (9,593)
                                        -----------    -----------    -----------
Net revenues........................        244,817        252,691        153,045
                                        -----------    -----------    -----------

COSTS AND EXPENSES:
     Casino.........................        121,004        117,284         65,176
     Food, beverage and other.......         23,769         17,242         11,876
     Other operating expenses.......         19,111         15,616          8,486
     Selling, general and
      administrative................         52,048         47,549         24,906
     Depreciation and
      amortization..................         22,416         20,450          9,846
     Development and
      preopening costs..............         12,365          3,411          9,761
     Notes receivable write-off.....                         3,477
     Lease termination costs........          3,508
     Referendum expenses............          1,347
                                       ------------    -----------    -----------
                                            255,568        225,029        130,051
                                       ------------    -----------    -----------
(LOSS) INCOME FROM OPERATIONS               (10,751)        27,662         22,994
                                       ------------    -----------    -----------

OTHER INCOME (EXPENSE):
     Interest income................          4,235            436          1,081
     Interest expense...............        (34,842)       (14,708)        (8,182)
                                        -----------    -----------    -----------
                                            (30,607)       (14,272)        (7,101)
                                        -----------    -----------    -----------
(Loss) income before income taxes,
     minority interests
     and extraordinary item                 (41,358)        13,390         15,893
Income tax benefit (expense)                 14,418         (6,621)        (6,453)
Minority interests                            2,991            184            195
                                        -----------    -----------    -----------
Net (loss) income before
 extraordinary item.................        (23,949)         6,953          9,635
Extraordinary loss on
 extinguishment of debt (net of
 income tax benefit of $594)........           (890)
                                        -----------    -----------    -----------
Net (loss) income                        $  (24,839)   $     6,953    $     9,635
                                        -----------    -----------    -----------
                                        -----------    -----------    -----------

(Loss) income before
 extraordinary item per share.......          $(.98)          $.29           $.40
Extraordinary loss on
 extinguishment of debt per
 share (net of income tax
 benefit of $.02)...................           (.04)
                                        -----------    -----------    -----------
Net (loss) income per share                  $(1.02)          $.29           $.40
                                        -----------    -----------    -----------
                                        -----------    -----------    -----------



          See accompanying notes to consolidated financial statements.

                              ARGOSY GAMING COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)



                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                       1996           1995           1994
                                                 --------------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income............................... $   (24,839)       $    6,953    $    9,635

Adjustments to reconcile net (loss) income
 to net cash (used in) provided from
 operating activities:
     Depreciation...............................      21,501            19,593         9,728
     Amortization...............................       2,660             2,287           724
     Deferred income taxes......................      (5,426)            4,381           830
     Notes receivable write-off.................                         3,477
     Gain on sale of assets.....................        (153)
     Minority interests.........................      (2,991)             (184)
     Lease termination costs....................       1,941
     Extraordinary item.........................         890
     Changes in operating assets and
      liabilities (net of the effects of
      the purchase of Jazz Enterprises, Inc.
      in 1995)..................................
      Accounts receivable.......................       1,279              (289)       (2,387)
      Other current assets......................      (2,803)             (699)       (1,198)
      Deposits..................................         770
      Accounts payable..........................       3,011            12,058         1,761
      Accrued liabilities.......................       5,614             2,810         5,405
      Income taxes receivable...................      (8,914)             (823)          285
                                                 -----------       -----------   -----------
        Net cash (used in) provided from
         operating activities...................      (7,460)           49,564        24,783
                                                 -----------       -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Sales of marketable securities.............       1,952               548         4,250
     Purchases of marketable securities.........        (126)
     Proceeds from sales of property
      and equipment.............................         153
     Increase in notes receivable...............                        (5,178)       (9,606)
     Purchases of property and equipment........     (97,409)          (71,854)     (112,013)
     Goodwill...................................                        (9,388)
     Other......................................         171              (772)       (1,345)
     Restricted cash held by trustees...........     (84,551)
                                                 -----------       -----------   -----------
       Net cash used in investing activities....    (179,810)          (86,644)     (118,714)
                                                 -----------       -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt...     235,000                         115,000
     Proceeds from line of credit...............      44,500            49,500
     Repayment of line of credit................     (90,000)           (4,000)
     Payments on installment contracts..........      (2,991)           (6,268)       (3,124)
     Payments on long-term debt.................      (2,191)             (186)       (3,901)
     Increase in deferred finance costs.........      (9,716)           (2,441)       (4,775)
     Proceeds from partner loans................      23,197
     Capital contributions from partner.........      19,044             1,718
     Other......................................      (7,448)           (3,375)        1,618
                                                 -----------       -----------   -----------
       Net cash provided from financing
        activities..............................     209,395            34,948       104,818
                                                 -----------       -----------   -----------
     Net increase (decrease) in cash and
      cash equivalents..........................      22,125            (2,132)       10,887
     Cash and cash equivalents,
      beginning of year.........................      16,159            18,291         7,404
                                                 -----------       -----------   -----------
     Cash and cash equivalents, end of year.....     $38,284           $16,159       $18,291
                                                 -----------       -----------   -----------
                                                 -----------       -----------   -----------



          See accompanying notes to consolidated financial statements.

                              ARGOSY GAMING COMPANY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In Thousands, Except Share Data)




                                                                                                       TOTAL
                                                         COMMON        CAPITAL IN     RETAINED     STOCKHOLDERS'
                                          SHARES          STOCK       EXCESS OF PAR   EARNIINGS        EQUITY
                                        ----------    -----------     -------------   ---------    ------------


Balance, December 31, 1993 . . . .      24,333,333         $  243        $71,865        $ 8,844        $80,952
Net income . . . . . . . . . . . .                                                        9,635          9,635
                                        ----------     ----------     ----------     ----------     ----------
Balance, December 31, 1994 . . . .      24,333,333            243         71,865         18,479         90,587
  Net income . . . . . . . . . . .                                                        6,953          6,953
                                        ----------     ----------     ----------     ----------     ----------
Balance, December 31, 1995 . . . .      24,333,333            243         71,865         25,432         97,540
  Net loss . . . . . . . . . . . .                                                      (24,839)       (24,839)
                                        ----------     ----------     ----------     ----------     ----------
Balance, December 31, 1996 . . . .      24,333,333         $  243        $71,865        $   593        $72,701
                                        ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------


          See accompanying notes to consolidated financial statements.

                              ARGOSY GAMING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In Thousands, Except Share and Per Share Data)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries, operates riverboat casinos in Alton, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Indiana Gaming Company, L.P., ("Indiana Partnership") a limited partnership in which the Company is general partner and holds a 57.5% partnership interest, opened a riverboat casino and related entertainment and support facilities at a temporary site in Lawrenceburg, Indiana on December 10, 1996. The Indiana Partnership is developing its permanent facility which is expected to open in December 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and
accompanying notes.  Actual results could differ from those estimates.   The
consolidated financial statements include the accounts of Argosy and its controlled subsidiaries and partnerships. All significant intercompany transactions have been eliminated. Under certain conditions, subsidiaries are required to obtain approval from state gaming authorities before making distributions to Argosy.

     CASH AND CASH EQUIVALENTS -- The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     MARKETABLE SECURITIES -- Marketable securities, classified as available for sale, are recorded at fair market value which approximates cost.

     PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost. Leasehold improvements are amortized over the life of the respective lease. Depreciation is computed on the straight-line method over the following estimated useful lives:

          Buildings and shore improvements                  5 to 31 years
          Riverboats, docks and improvements                5 to 20 years
          Furniture, fixtures and equipment                 5 to 10 years

                              ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 (In Thousands, Except Share and Per Share Data)


          DEFERRED FINANCE COSTS -- Deferred finance costs are amortized over the life of the respective loans using the effective interest method.

          GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill represents the cost in excess of fair value of net assets acquired, and is amortized over 40 years. Other intangible assets, primarily payments to cities, are amortized over the lives of the respective leases or development agreements including extensions.

          CASINO REVENUES AND PROMOTIONAL ALLOWANCES -- The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of admissions and food and beverage, which were provided to customers without charge, has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated cost of providing promotional allowances has been included in costs and expenses as follows:

                                         YEARS ENDED DECEMBER 31,
                                --------------------------------------
                                  1996           1995           1994
                                --------       --------       --------
Admissions. . . . . . . . . .   $    505       $  4,601       $  3,399
Food, beverage and other. . .      4,054          2,989          2,775

     ADMISSIONS REVENUE -- Admissions revenue is recognized at the time the related service is performed.

     ADVERTISING COSTS -- The Company expenses advertising costs as incurred. Advertising expense was $9,192, $7,908, and $4,448 in 1996, 1995 and 1994
respectively.

     DEVELOPMENT AND PREOPENING COSTS -- Development costs incurred in an effort to identify and develop new gaming locations are expensed as incurred, as there can be no assurance that such costs, if capitalized, would be realizable. Preopening costs are expensed as incurred.

     RECLASSIFICATIONS -- Certain amounts in prior years' financial statements have been reclassified to conform to the 1996 presentation.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:
                                                           DECEMBER 31,
                                                    --------------------------
                                                      1996               1995
                                                    --------           --------

     Land.........................................  $ 40,252          $ 18,828
     Buildings, leasehold and shore improvements..    92,256            14,449
     Riverboats, docks and improvements...........   122,555           113,707
     Furniture, fixtures and equipment............    67,198            48,936
     Construction in progress.....................    39,283            77,188
                                                    --------          --------
                                                     361,544           273,108
     Less accumulated depreciation and
      amortization................................   (47,064)          (33,628)
         Net property and equipment...............  $314,480          $239,480
                                                    --------          --------
                                                    --------          --------


3.   LONG-TERM DEBT

     Long-term debt consists of the following:
                                                           DECEMBER 31,
                                                    --------------------------
                                                      1996               1995
                                                    --------           --------

     First mortgage notes due June 1, 2004,
      interest payable semi-annually at 13 1/4%... $ 235,000         $

     Convertible subordinated notes due
      June 1, 2001, convertible into common
      stock at $17.70 per share, interest
      payable semi-annually at 12%................   115,000           115,000

     Senior secured line of credit................                      45,500

     Notes payable, principal and interest
      payments due quarterly through September
      2015, discounted at 10.5%...................     7,011             9,202

     Loans from partner, principal due in equal
      annual installments through 2004, interest
      payable at prime + 6%.......................    23,197
                                                    --------          --------
                                                     380,208           169,702
     Less:  current maturities....................     2,900               399
                                                    --------          --------
     Long-term debt, less current maturities...... $ 377,308          $169,303
                                                    --------          --------
                                                    --------          --------

     On June 5, 1996 the Company issued $235,000 of First Mortgage Notes due 2004 ("Mortgage Notes"). The Mortgage Notes are senior obligations of the Company secured by substantially all of its assets, except the assets of the Indiana Partnership.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


     The Mortgage Notes contain certain restrictions on the payment of dividends on the Company's common stock and the occurrence of additional indebtedness, as well as other covenants customary in senior secured financings. Under terms of the indenture governing the Mortgage Notes, Argosy is required to make offers to purchase notes, at 101, at an amount equal to 50% of the proceeds from certain distributions, above specified levels, received from the Indiana Partnership.
In addition, $94,300 of the proceeds of the Mortgage Notes were initially placed in a disbursement account which can only be used to fund the company's obligations for the construction of the Lawrenceburg project. Approximately $69,600 of this amount remains and is included in restricted cash and cash equivalents at December 31, 1996.

     The Company used a portion of the proceeds from the issuance of the Mortgage Notes to repay and terminate its senior secured line of credit ("Line of Credit"). In connection with this early termination of the Line of Credit, the Company expensed approximately $1,484 of deferred finance costs ($890 net of tax).

     The convertible subordinated notes ("Notes") are convertible into common stock at any time and may be redeemed by the Company on or after June 1, 1997, in whole or in part, at specified percentages of principal plus accrued and unpaid interest to the date of redemption. The Notes are subordinated to prior payment in full of all senior indebtedness as defined, including such indebtedness incurred in the future.

     Interest expense for the years ended December 31, 1996, 1995 and 1994 was $34,842 (net of $3,033 capitalized), $14,708 (net of $3,203 capitalized) and $8,182 (net of $1,665 capitalized), respectively.

     Maturities of long-term debt at December 31, 1996 are as follows:


                    1997...............................     $    2,900
                    1998...............................          2,900
                    1999...............................          2,900
                    2000...............................          3,191
                    2001...............................        118,570
                    Thereafter.........................        249,747


4.   OTHER LONG-TERM OBLIGATIONS

     Included in Other long-term obligations is approximately $20,000 representing the remaining grants and infrastructure payments due from the Indiana Partnership under terms of a development agreement with the City of Lawrenceburg. Argosy's portion of this obligation will be funded from the Lawrenceburg disbursement account.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


5.   INCOME TAXES

Income tax benefit (expense) for the years ended December 31, 1996, 1995 and 1994 consists of the following:

                                        1996           1995           1994
                                     -----------    -----------    -----------

     CURRENT:
        Federal....................  $    7,877     $   (1,522)    $   (4,316)
        State......................       1,117           (760)        (1,307)
                                     ----------     ----------     ----------
                                          8,994         (2,282)        (5,623)
                                     ----------     ----------     ----------
     DEFERRED:
        Federal....................       4,173         (3,704)          (815)
        State......................       1,251           (635)           (15)
                                     ----------     ----------     ----------
                                          5,424         (4,339)          (830)
                                     ----------     ----------     ----------
     Income tax benefit (expense)    $   14,418     $   (6,621)    $   (6,453)
                                     ----------     ----------     ----------
                                     ----------     ----------     ----------

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 differs from that computed at the federal statutory corporate tax rate as follows:

                                              1996          1995        1994
                                             --------     --------    --------

    Federal statutory rate................     (35.0) %      35.0 %       35.0 %
    State income taxes, net of federal
       benefit............................      (2.5)         6.8          5.0
    Prior year taxes......................                    4.4
    Goodwill amortization.................       0.5          0.9
    Tax-exempt interest income............                                (0.7)
    Other, net............................       2.1          2.3          1.3
                                            ---------     --------    --------
                                               (34.9) %      49.4 %       40.6 %
                                            ---------     --------    --------
                                            ---------     --------    --------

     The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                        1996           1995
                                                    ----------      ---------
     Depreciation.................................. $ (11,605)      $ (8,684)
     Preopening....................................     8,086          4,609
     Benefit of net operating loss carry forward...     6,464
     Other, net....................................      (390)            875
                                                     ---------      ---------
                                                        2,555         (3,200)
     Valuation allowance                                 (924)          (595)
                                                     ---------      ---------
     Net deferred tax asset (liability)                $1,631        $(3,795)
                                                     ---------      ---------
                                                     ---------      ---------

     The valuation allowance relates to deferred tax assets established under SFAS 109 for net operating loss carry forwards of approximately $6,500. These unutilized loss carry forwards, which will expire through 2011, will be carried forward to future years for possible utilization.


6.   SUPPLEMENTAL CASH FLOW INFORMATION

     The Company acquired equipment in the amounts of $5,191, $1,681 and $9,564 in 1996, 1995 and 1994, respectively, which was financed through installment contracts.

     The Company paid $33,302, $16,052 and $8,220 for interest, and $332, $3,105 and $5,325 for income taxes in 1996, 1995 and 1994 respectively.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


7 .  LEASES

     Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 1996 are as follows:

YEARS ENDING DECEMBER 31,
-------------------------

1997  ......................................................     $    3,336
1998  ......................................................            983
1999  ......................................................            738
2000  ......................................................            521
2001  ......................................................            411
Thereafter  ................................................         15,350

     Rent expense for the years ended December 31, 1996, 1995 and 1994 was $6,204, $4,947, and $2,221, respectively.


8.   STOCK OPTION PLANS

     The Company adopted the Argosy Gaming Company Stock Option Plan, as amended ("Stock Option Plan"), which provides for the grant of non-qualified stock options for up to 2,500,000 shares of common stock to key employees of the Company. These options expire ten years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1996, options for 1,033,253 shares are exercisable under the Stock Option Plan.

     The Company also has adopted the Argosy Gaming Company 1993 Directors Stock Option Plan ("Directors Option Plan"), which provides for a total of 50,000 shares of common stock to be authorized and reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to non-employee directors of the Company as of the date such individuals become directors of the Company. These options expire five years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1996, options for 19,000 shares are exercisable under the Directors' Option Plan.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


     A summary of stock option activity is as follows:


                                               STOCK OPTION PLAN                   DIRECTORS OPTION PLAN
                                      ---------------------------------      --------------------------------
                                                         OPTION PRICE                            OPTION PRICE
                                         SHARES           PER SHARE              SHARES           PER SHARE
                                      ------------     ---------------       -------------     --------------

Outstanding, December 31, 1993             147,158     $19.00 - $19.38              18,000              $19.00
     Granted...................          2,200,000              $16.75
     Forfeited.................            (1,196)     $19.00 - $19.38             (3,000)              $19.00
                                      ------------                            ------------
Outstanding, December 31, 1994           2,345,962     $16.75 - $19.38              15,000              $19.00
     Granted...................            150,000              $16.75               6,000              $11.50
     Forfeited.................           (50,709)     $16.75 - $19.38
                                      ------------                            ------------
Outstanding, December 31, 1995           2,445,253     $16.75 - $19.38              21,000     $11.50 - $19.00
     Forfeited.................           (10,000)              $16.75
                                      ------------                            ------------
Outstanding, December 31, 1996           2,435,253     $16.75 - $19.38              21,000     $11.50 - $19.00
                                      ============                            ============


     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock Based Compensation. Accordingly, no compensation expense has been recognized for either stock option plan. The compensation expense related to the 1995 stock option grants was zero.


9.  EMPLOYEES BENEFIT PLAN

     The Company established a 401(k) defined-contribution plan which covers substantially all of its full-time employees. Participants can contribute a maximum of 10% of their eligible salaries (as defined) subject to limits, as determined by provisions of the Internal Revenue Code, and the Company will match 100% of participants' contributions up to 5% of their eligible salaries. Expense recognized under the Plan was approximately $1,546, $1,708 and $587 in 1996, 1995 and 1994, respectively.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


10.  SUBSIDIARY GUARANTORS

     On June 5, 1996, the Company issued the Mortgage Notes in a private placement transaction. In October 1996, the Company exchanged all of the outstanding privately placed Mortgage Notes for a like amount of identical Mortgage Notes registered with the Securities and Exchange Commission. The Mortgage Notes rank senior in right of payment to all existing and future indebtedness of the Company.

     The Mortgage Notes are unconditionally guaranteed, on a joint and several basis, by the following wholly-owned subsidiaries of the Company: Alton Gaming Company; The Missouri Gaming Company; The St. Louis Gaming Company; Iowa Gaming Company; Jazz Enterprises, Inc., Argosy of Louisiana, Inc.; Catfish Queen Partnership in Commendam; and The Indiana Gaming Company (the "Guarantors").
The Mortgage Notes are secured, subject to certain prior liens, by a first lien on (i) substantially all of the assets of the Company including the assets used in the Company's Alton, Riverside, Baton Rouge and Sioux City operations, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's subsidiaries, excluding the Company's partnership interest in its Sioux City property, (iii) a pledge of the intercompany notes payable to the Company from its subsidiaries and (iv) an assignment of the proceeds of the management agreement relating to the Lawrenceburg casino project. The collateral for the Mortgage Notes does not include assets of the Indiana Partnership.

     The following tables present summarized balance sheet information of the Company as of December 31, 1996 and 1995, and summarized operating statement information for the years ended December 31, 1996, 1995 and 1994. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries, the column labeled "Guarantors" represents each of the Company's direct subsidiaries, all of which are wholly-owned by the parent company, and the column labeled "Non-Guarantors" represents the partnerships which operate the Company's casinos in Sioux City and in Lawrenceburg. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


     Summarized balance sheet information as of December 31, 1996 and 1995, is as follows:



                                                              DECEMBER 31, 1996
                                 ------------------------------------------------------------------------
                                    PARENT                         NON-
                                    COMPANY      GUARANTORS     GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                 -------------  -------------  ------------   ------------   ------------
ASSETS:
     Current assets...........   $     29,353    $    25,301    $    13,191   $    (9,004)     $   58,841
     Non-current assets.......        403,873        314,287        119,727      (364,569)        473,318
                                 ------------    -----------    -----------    -----------     ----------
                                 $    433,226    $   339,588    $   132,918   $  (373,573)     $  532,159
                                 ------------    -----------    -----------    -----------     ----------
                                 ------------    -----------    -----------    -----------     ----------

LIABILITIES AND EQUITY:
     Current liabilities......   $     10,525    $    26,939    $    20,630   $   (13,128)     $   44,966
     Non-current liabilities..        350,000        267,428         78,856      (281,792)        414,492
     Stockholders' equity.....         72,701         45,221         33,432       (78,653)         72,701
                                 ------------    -----------    -----------     ----------     ----------
                                 $    433,226    $   339,588    $   132,918   $  (373,573)     $  532,159
                                 ------------    -----------    -----------    -----------     ----------
                                 ------------    -----------    -----------    -----------     ----------


                                                              DECEMBER 31, 1995
                                  ------------------------------------------------------------------------
                                     PARENT                         NON-
                                     COMPANY      GUARANTORS     GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                  -------------  -------------  ------------   ------------   ------------

ASSETS:
     Current assets...........    $     5,998    $    23,567    $     2,904   $    (3,977)    $    28,492
     Non-current assets.......        259,670        260,517         21,140      (259,937)        281,390
                                  -----------    -----------    -----------    -----------    -----------
                                  $   265,668    $   284,084    $    24,044   $  (263,914)    $   309,882
                                 ------------    -----------    -----------    -----------     ----------
                                 ------------    -----------    -----------    -----------     ----------

LIABILITIES AND EQUITY:
     Current liabilities......    $     6,648    $    27,316    $     3,861   $    (2,496)    $    35,329
     Non-current liabilities..        161,480        192,681          3,401      (180,549)        177,013
     Stockholders' equity.....         97,540         64,087         16,782       (80,869)         97,540
                                  -----------    -----------    -----------    -----------    -----------
                                     $265,668       $284,084        $24,044     $(263,914)       $309,882
                                 ------------    -----------    -----------    -----------     ----------
                                 ------------    -----------    -----------    -----------     ----------


                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


     Summarized operating statement information for the years ended December 31, 1996, 1995 and 1994, is as follows:


                                                          YEAR ENDED DECEMBER 31, 1996
                                  ------------------------------------------------------------------------
                                     PARENT                         NON-
                                     COMPANY       GUARANTORS   GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                  ------------    -----------   ----------    -------------  -------------

Net revenues..................    $     4,875    $   211,319    $    24,299    $     4,324    $   244,817
Costs and expenses............         16,043        209,955         35,552         (5,982)       255,568
Net interest  expense.........         22,177          7,176            738            516         30,607
Net (loss) income.............        (24,839)        (2,297)       (15,718)         18,015       (24,839)


                                                          YEAR ENDED DECEMBER 31, 1995
                                  ---------------------------------------------------------------------
                                    PARENT                         NON-
                                    COMPANY      GUARANTORS     GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                  ----------    ------------   -------------  -------------  -------------

Net revenues..................    $     4,071    $   233,205    $    21,994   $    (6,579)    $   252,691
Costs and expenses............         14,161        195,517         21,930        (6,579)        225,029
Net interest expense..........          8,964          5,185            123                        14,272
Net income (loss).............          6,953         18,101            (59)      (18,042)          6,953

                                                          YEAR ENDED DECEMBER 31, 1994
                                  ---------------------------------------------------------------------
                                    PARENT                          NON-
                                    COMPANY       GUARANTORS     GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                  ------------   ------------    -----------   ------------   ------------

Net revenues..................    $     4,844     $  152,654     $                $(4,453)       $153,045
Costs and expenses............          9,521        124,144            839        (4,453)        130,051
Net interest income
 (expense)....................          6,620            481                                        7,101
Net income (loss).............          9,635         17,252           (839)      (16,413)          9,635


11. PURCHASE OF JAZZ ENTERPRISES, INC.

     Effective May 30, 1995 the Company acquired 100% of the stock of Jazz Enterprises, Inc. ("Jazz"), formerly a 10% partner in the Company's Baton Rouge, Louisiana riverboat casino. The acquisition was accounted for as a purchase.

     Terms of the transaction allowed the Company to acquire Jazz's 10% limited partnership interest in the Company's Baton Rouge casino and all of Jazz's interest in the Catfish Town real estate development.

     Under terms of the purchase agreement, the Company made initial cash payments to Jazz totalling $8,500 and is required to make additional payments of $1,350 annually for ten years, and payments of $500 annually for the following ten years. The net present value of these additional payments was approximately $9,400 assuming a discount rate of 10.5%, and is included in long-term debt in the accompanying balance sheets. In addition, the Company forgave loans to Jazz and its principals of approximately $20,700 and assumed certain construction obligations, ordinary course accounts payable and other liabilities totalling approximately $7,300, and paid expenses of approximately $900. Under terms of the Purchase Agreement substantially all other obligations of Jazz existing at the time of the purchase remain the responsibility of the former owners of Jazz.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


     The table below sets forth the pro forma historical operating results of the Company for the years ended December 31, 1995 and 1994, giving effect to the acquisition as if the acquisition occurred on January 1, 1994. The Company's fiscal year end is December 31 and Jazz's year end is February 28. The pro forma operating results of the years ended December 31, 1995 and 1994 were prepared using the Company's operating results for the years ended December 31, 1995 and 1994, and Jazz's operating results for period January 1, 1995 through May 30, 1995 (the effective date which Jazz became a wholly owned subsidiary of the Company), and year ended February 28, 1995. Jazz's revenues and net loss for the months of January and February 1995 are immaterial.

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                  1995            1994
                                             -------------   -------------
                                                       (UNAUDITED)

     Net revenues.......................     $  252,719       $   153,862
     Income from operations.............         26,762            18,746
     Interest expense...................         15,480            10,156

     Net income.........................          5,712             5,393
     Net income per share...............            .23               .22

     The pro forma condensed statements of operations are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates.


12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments at December 31, 1996 are as follows:

                                             CARRYING
                                               AMOUNT            FAIR VALUE
                                          ------------------------------------

     Cash and cash equivalents..........  $       38,284       $      38,284
     Marketable securities..............             126                 126
     First mortgage notes...............         235,000             220,266
     Convertible subordinated notes.....         115,000              92,575
     Other..............................          30,208              30,208


     The fair value of the first mortgage notes and the convertible subordinated notes are based on quoted market prices. Market quotes for the fair value of the remainder of the Company's debt are not available.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (In Thousands, Except Share and Per Share Data)


13.  COMMITMENTS AND CONTINGENT LIABILITIES

     LAWRENCEBURG, INDIANA DEVELOPMENT--On June 30, 1995 the Indiana Partnership was awarded a preliminary suitability certificate from the Indiana Gaming Commission to develop a riverboat casino project on the Ohio River in Lawrenceburg, Indiana. The Company is a 57.5% general partner in the Indiana Partnership. On December 10, 1996 the Indiana Partnership was awarded a gaming license and commenced operations at a temporary facility. The Indiana Partnership is in the process of constructing its permanent facility which is expected to open in December 1997.

     Provisions of the partnership agreement governing the Indiana Partnership stipulate that capital contributions up to a total project cost of $225 million, will be made on the same basis as the partners' equity ownership with any excess project cost being the sole responsibility of the Company. Funding for the Indiana Partnership is to be provided by capital equity contributions for the first $52,500 and capital loans by the partners for the balance.

     Under terms of the Lawrenceburg partnership agreement, after the third anniversary date of commencement of operations at the Lawrenceburg casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests). In the event of this occurrence, if the partners cannot agree on a selling price, the Indiana Partnership will be sold in its entirety.

     The completion of the permanent facility is subject to the satisfaction of numerous conditions. The Indiana Partnership must obtain numerous permits and licenses. In addition, the Company must complete the construction of its permanent gaming facilities, which must be open within 12 months of the opening of the temporary casino. There can be no assurance that this schedule will be met.

     OTHER--A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code relating to the prohibition concerning a second class of stock.

     An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has identified the S-Corporation status as one of the issues, although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-Corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $12,600, including interest through December 31, 1996, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows. No provision has been made for this contingency in the accompanying consolidated financial statements.

     The Company is subject, from time to time, to various legal and regulatory proceedings, in the ordinary course of business. The Company believes that current proceedings will not have a material effect on the

                              AGROSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 (In Thousands, Except Share and per Share Data)


financial condition of the Company.



14.  QUARTERLY FINANCIAL INFORMATION (unaudited)

                                                  FIRST         SECOND          THIRD         FOURTH
                                                  -----         ------          -----         ------

1996:
Net revenues . . . . . . . . . . . . . .        $62,689        $63,265        $60,022        $58,841
Income (loss) from operations(a) . . . .          1,912            103         (3,748)        (9,018)
Other expense, net . . . . . . . . . . .          4,121          6,785         10,251          9,450
Loss before extraordinary item . . . . .                        (3,931)
Loss per share before extraordinary item                          (.16)
Net loss(b). . . . . . . . . . . . . . .         (1,047)        (4,821)        (7,708)       (11,263)
Net loss per share . . . . . . . . . . .           (.04)          (.20)          (.32)          (.46)

1995:
Net revenues . . . . . . . . . . . . . .        $60,374        $65,162        $66,637        $60,518
Income from operations(c). . . . . . . .          6,221         10,028          6,585          4,828
Other expense, net . . . . . . . . . . .          3,844          3,859          3,879          2,690
Net income . . . . . . . . . . . . . . .          1,468          3,312          1,654            519
Net income per share . . . . . . . . . .            .06            .14            .07            .02


(a) Income from operations for the second quarter of 1996 includes a charge of $3,508 related to lease termination costs associated with assets formerly used at the Riverside temporary facility.

(b) Net loss for the second quarter of 1996 includes an after tax charge of $890 related to an extraordinary item for the early extinguishment of a line of credit.

(c) Income from operations for the third quarter of 1995 includes a charge of $3,477 related to the write off of a note receivable.

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS

ARGOSY GAMING COMPANY

     We have audited the accompanying consolidated balance sheets of Argosy Gaming Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
February 6, 1997

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     The Company opened its first riverboat casino, the Alton Belle Casino, in Alton, Illinois in September 1991. Subsequently, the Company opened the Argosy Casino in Riverside, Missouri in June 1994; the Belle of Baton Rouge in Baton Rouge, Louisiana in September 1994; and the Belle of Sioux City in Sioux City, Iowa in October 1994. In addition, the Company, through its 57.5% equity interest in Indiana Gaming Company, L.P., opened a temporary casino in Lawrenceburg, Indiana on December 10, 1996 and expects to open the permanent gaming facility in December 1997. The anticipated opening date of the permanent Lawrenceburg facility is a forward looking statement that involves certain risk and uncertainties and there can be no assurance that the projected opening date will be met, as the opening is subject to numerous conditions, including licensing, permitting and construction. The results of operations for the year ended December 31, 1994 reflect a full year of operations of the Alton Belle casino, and reflect operations from the Argosy Casino in Riverside, Belle of Baton Rouge and Belle of Sioux City from their respective opening dates. The results of operations for the years ended December 31, 1995 and 1996 reflect full years of operations for each of the Company's existing gaming properties, except that 1996 reflects the operations of the Lawrenceburg casino from December 10, 1996 through December 31, 1996.

     The Company's results of operations for the year ended December 31, 1996 were adversely affected by increased competition at its Alton, Riverside and Sioux City properties, and the Company expects to face further increased competition in the St. Louis and Kansas City areas. The increased competition has resulted in the Company reporting decreased revenues at its Alton and Riverside properties in 1996 and an overall increase in operating expenses as it expanded its operations at each property in response to competition. The Company believes that it will continue to be difficult to sustain historical levels of operating revenues and profitability at these properties. Increasing competitive pressures have also resulted in the Company eliminating, in January 1996, admissions fees at all of its gaming operations, except Lawrenceburg. In addition, the Company is incurring significant costs and capital expenditures in developing the Lawrenceburg casino project. These increased costs, competitive pressures on revenues and the increased interest expense associated with the issuance, in June 1996, of $235 million of First Mortgage Notes ("Mortgage Notes"), will continue to adversely affect the Company's results of operations.

     The Company is in a net operating loss carryforward position at December 31, 1996. Should additional operating losses be generated in 1997, the Company may be precluded, under the provisions of SFAS No. 109, from recording a tax benefit on such losses.

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)

OPERATIONAL INFORMATION

The following table highlights the results of operations for the Company's operating subsidiaries (amounts in thousands):


                                                                     YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                                 1996          1995          1994(7)
                                                            -----------      --------       ---------

GROSS REVENUES
  Alton Belle Casino . . . . . . . . . . . . . . .          $   80,186       $ 89,262       $104,038
  Argosy Casino Riverside. . . . . . . . . . . . .              95,295        106,946         37,224
  Belle of Baton Rouge Casino. . . . . . . . . . .              58,648         53,371         20,976
  Belle of Sioux City Casino . . . . . . . . . . .              20,636         22,500
  Argosy Casino Lawrenceburg . . . . . . . . . . .               4,873
                                                            ----------       --------       --------
   Total Properties. . . . . . . . . . . . . . . .          $  259,638       $272,079       $162,238
                                                            ----------       --------       --------
                                                            ----------       --------       --------
NET REVENUES
  Alton Belle Casino . . . . . . . . . . . . . . .          $   77,933       $ 85,992       $ 96,983
  Argosy Casino Riverside. . . . . . . . . . . . .              88,473         94,058         35,351
  Belle of Baton Rouge Casino. . . . . . . . . . .              53,420         49,805         20,319
  Belle of Sioux City Casino . . . . . . . . . . .              19,887         21,994
  Argosy Casino Lawrenceburg . . . . . . . . . . .               4,412
                                                            ----------       --------       --------
   Total Properties. . . . . . . . . . . . . . . .          $  244,125       $251,849       $152,653
                                                            ----------       --------       --------
                                                            ----------       --------       --------
INCOME FROM OPERATIONS(1)
  Alton Belle Casino . . . . . . . . . . . . . . .          $   12,240       $ 22,446       $ 28,817
  Argosy Casino Riverside(3) . . . . . . . . . . .               9,410         22,057          2,472
  Belle of Baton Rouge Casino(4),(5) . . . . . . .               3,507          2,875          1,962
  Belle of Sioux City Casino . . . . . . . . . . .                 295          3,137
  Argosy Casino Lawrenceburg(6). . . . . . . . . .                 334
                                                            ----------       --------       --------
   Total Properties  . . . . . . . . . . . . . . .          $   25,786       $ 50,515       $ 33,251
                                                            ----------       --------       --------
                                                            ----------       --------       --------
EBITDA(1),(2)
  Alton Belle Casino . . . . . . . . . . . . . . .          $   16,446       $ 26,734       $ 32,728
  Argosy Casino Riverside(3) . . . . . . . . . . .              16,134         29,452          6,450
  Belle of Baton Rouge Casino(4),(5) . . . . . . .               9,151          8,305          3,113
  Belle of Sioux City Casino . . . . . . . . . . .               1,141          3,610
  Argosy Casino Lawrenceburg(6). . . . . . . . . .                 712
                                                            ----------       --------       --------
   Total Properties. . . . . . . . . . . . . . . .          $   43,584       $ 68,101       $ 42,291
                                                            ----------       --------       --------
                                                            ----------       --------       --------


(1) Income from operations and EBITDA are presented before consideration of any management fees paid to the Company and in the case of the Belle of Sioux City and the Argosy Casino Lawrenceburg before the 30% and 42.5% minority interests, respectively.

(2) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization and is presented before any management fees paid to Argosy. EBITDA should not be construed as an alternative to operating income, or net income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flow or a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



     depreciation and amortization. The Company has other significant uses of cash flows, including interest and capital expenditures, which are not reflected in EBITDA.

(3) Excludes $3,508 for the year ended December 31, 1996 related to lease termination costs in connection with assets formerly used at the Riverside temporary facility.

(4) Excludes operating loss of approximately $3,677 and $1,212 for the years ended December 31, 1996, and 1995, respectively, primarily depreciation, amortization and operating expenses related to the Catfish Town land-based development in Baton Rouge.

(5) Excludes operating expenses of $1,347 for the year ended December 31, 1996 related to referendum costs.

(6) Excludes pre-opening expenses of $10,979 for the year ended December 31, 1996.

(7) The operations of the Belle of Sioux City have not been included in 1994 as they are not material.


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     CASINO--Casino revenues for the year ended December 31, 1996 decreased to $228.4 million from $237.6 million for the year ended December 31, 1995. Alton casino revenues decreased from $81.4 million to $72.4 million due to severe weather conditions in January and February 1996, and the impact of increased competition. This decrease is also attributed to flooding in 1995 as Alton benefitted when two competing riverboat casinos were temporarily closed in the St. Louis area. Riverside casino revenues decreased to $82.2 million from $86.4 million due to additional competition in the Kansas City market, which was partially offset by the opening of the Company's permanent land-based entertainment pavilion on January 15, 1996. Baton Rouge casino revenues increased $2.6 million from $48.4 million to $51.0 million. Sioux City casino revenues decreased $2.1 million to $18.8 million due to the effects of increased competition from two riverboat casinos which opened in January 1996, and from expanded operations at nearby Native American casinos. These decreases were partially offset by $3.9 million of casino revenues in Lawrenceburg.

     Casino expenses increased to $121.0 million for the year ended December 31, 1996 compared to $117.3 million for the year ended December 31, 1995 due primarily to $2.1 million of casino expenses in Lawrenceburg and $1.0 million of increased admission taxes in Riverside. In addition, admission taxes increased by $1.25 per passenger in Baton Rouge on October 1, 1996.

     ADMISSIONS--Admissions revenue (net of complimentary admissions) decreased from $8.0 million for the year ended December 31, 1995 to $2.6 million for the year ended December 31, 1996. This decrease is due to the Company's elimination of admission fees in January 1996 in Riverside in reaction to competitive pressures in the Kansas City market.

     FOOD, BEVERAGE AND OTHER--Food, beverage and other revenues increased $10.7 million to $29.2 million for the year ended December 31, 1996 primarily due to increased food, beverage and other sales at the expanded Riverside and Baton Rouge facilities. Riverside revenues increased from $5.2 million to $11.1 million

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



while Baton Rouge revenues increased from $4.9 million to $7.6 million. Food, beverage and other revenues remained stable with the year ended December 31, 1995 in Alton and Sioux City. Food beverage and other net profit margin improved $4.1 million to $5.4 million for the year ended December 31, 1996 due primarily to improved operating efficiencies in the Company's food and beverage operations.

     OTHER OPERATING EXPENSES--Other operating expenses increased $3.5 million to $19.1 million for the year ended December 31, 1996. This increase is primarily due to the opening of the permanent land based entertainment pavilion at Riverside, the opening of the Catfish Town development atrium in Baton Rouge, the addition of expanded entertainment facilities in Sioux City, and the additional services required to operate during the severe weather conditions experienced in January and February 1996 at the Alton, Riverside and Sioux City casinos.

     SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased from $47.5 million in 1995 to $52.0 million for the year ended December 31, 1996. Selling and marketing expenses increased $3.6 million due primarily to increases in advertising and promotional expenses necessitated by increased competition in Alton and Riverside, and for the opening of the Riverside permanent facility. Additionally, general and administrative expenses increased as the Company recorded a charge in 1996 of approximately $1.5 million, for professional and other fees related to its response to a Marion County, Indiana grand jury document subpoena and the related termination of a private placement of first mortgage notes. These increases were offset somewhat by the extinguishment of lease fees in connection with the temporary site in Riverside.

     DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $2.0 million from $20.4 million for the year ended December 31, 1995 to $22.4 million for the year ended December 31, 1996. This increase is primarily due to increased depreciation in Riverside in connection with the Company's land-based entertainment pavilion which opened on January 15, 1996 at an approximate cost of $45 million, and increased depreciation at the Catfish Town development in Baton Rouge.

     DEVELOPMENT AND PREOPENING COSTS--Development and preopening costs increased from $3.4 million for the year ended December 31, 1995 to $12.4 million for the year ended December 31, 1996. The increase is primarily due to expenses related to developing the casino in Lawrenceburg, Indiana, which opened at its temporary site on December 10, 1996.

     INTEREST EXPENSE--Net interest expense increased from $14.3 million in 1995 to $30.6 million for the year ended December 31, 1996. The increase is attributable to interest expense on the increased borrowings under the $100 million line of credit, which was used to fund the Company's expansion and development program through June 5, 1996, and interest expense related to the $235 million First Mortgage Notes issued June 5, 1996.

     NET INCOME (LOSS)--Net income decreased from $7.0 million for the year ended December 31, 1995 to a net loss of $24.8 million for the year ended 1996 primarily for the reasons discussed above. In addition the Company recorded a pretax charge of $3.5 million related to lease termination costs in connection with assets formerly used at its temporary facility in Riverside. Further, the Company recorded an extraordinary loss of $.9 million (net of tax) related to the write off of deferred finance costs associated with the early extinguishment of its line of credit in 1996 and a $1.3 million charge related to referendum costs in Baton Rouge. In 1995, the

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



Company recorded a pretax charge of approximately $3.5 million primarily related to loans made pursuant to a lease option related to the development of a downtown St. Louis casino site.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Consolidated net revenues rose from $153.0 million for the year ended December 31, 1994 to $252.7 million for the year ended December 31, 1995.
Net revenues in Alton decreased from $97.0 million to $86.0 million due primarily to the full year effect of increased competition in the St. Louis market beginning in May 1994 and by the addition of slot machines in Missouri casinos in December 1994. Additionally, due to competitive circumstances the Company eliminated its admission fees in Alton in November 1994. Admission revenue in Alton was $7.1 million during the year ended December 31, 1994. Net revenues in Riverside increased $58.7 million to $94.1 million, as the casino was open for a full year with full scale gaming as opposed to only offering games of skill in 1994. Net revenues contributed by Baton Rouge and Sioux City were $49.8 million and $22.0 million, respectively, for the year ended December 31, 1995 versus $20.3 million in 1994.

     CASINO -- Casino revenues for the year ended December 31, 1995 increased to $237.6 million from $138.4 million for the year ended December 31, 1994. Riverside, Baton Rouge and Sioux City contributed casino revenues of $86.4 million, $48.9 million and $20.9 million, respectively, for the year ended December 31, 1995 verses a combined $49.6 million in 1994. Alton casino revenues decreased from $88.9 million to $81.4 million due to increased competition in the St. Louis area.

     Casino and other operating expenses increased approximately $59.2 million over 1994 due to the operating expenses of the Riverside, Baton Rouge and Sioux City casinos. Gaming taxes and admission taxes increased $18.9 million and $8.8 million, respectively, which is proportionate with the increases in casino revenues and customer boardings. Casino and other operating expenses were $17.5 million and $7.6 million in Baton Rouge and Sioux City, respectively for the year ended December 31, 1995. Casino operating expenses at Riverside increased $11.7 million to $22.7 million as a result of the casino being open for a full year in 1995 versus six months in 1994.

     FOOD, BEVERAGE AND OTHER -- Food, beverage and other revenues increased $6.5 million over the prior year to $18.5 million. Alton's food, beverage and other revenues remained relatively constant at $7.8 million as compared to $8.1 million for the year ended December 31, 1994. Riverside, Baton Rouge and Sioux City generated $5.2 million, $3.5 million and $1.6 million, respectively, for the year ended December 31, 1995 verses a combined $3.5 million in 1994. Food, beverage and other net profit margin improved from $0.2 million for the year ended December 31, 1994 to $1.3 million for the year ended December 31, 1995.

     SELLING, GENERAL AND ADMINISTRATIVE -- Selling, general and administrative expenses increased $22.6 million to $47.5 million for the year ended December 31, 1995. The increase is due to the Company's operation of three additional casinos for a full year in 1995 and other costs associated with the Company's substantial growth during this period.

     DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense increased from $9.8 million to $20.4 million primarily as a result of opening the three new casinos in 1994.

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



     DEVELOPMENT, PREOPENING AND RELATED COSTS -- Development and preopening costs decreased from $9.8 million to $3.4 million for the year ended December 31, 1995 due primarily to costs related to the opening of the three new casinos in 1994. Preopening costs for the year ended December 31, 1994 for Riverside and Baton Rouge were $2.5 million and $2.6 million, respectively. Additionally during the year ended December 31, 1995 the Company recorded a $3.5 million charge primarily related to loans made pursuant to a lease option related to the development of a downtown St. Louis riverside casino site.

     INTEREST EXPENSE -- Net interest expense increased to $14.3 million for the year ended December 31, 1995 compared to $7.1 million for the year ended December 31, 1994. The primary reason for the increase was the issuance of the 12% Convertible Subordinated Notes in May 1994 and increased borrowings on the line of credit in the year ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES

     In the year ended December 31, 1996, the Company used cash flows from operating activities of $7.5 million, compared to generating cash flow of $49.6 million in 1995. The decrease in cash flow is primarily attributed to decreased operating income, principally at its Riverside and Alton facilities, increased interest expense, and further, significantly increased preopening and development expenses in 1996 compared to 1995.

     In the year ended December 31, 1996, the Company used cash flows for investing activities of $179.8 million versus $86.6 million for the year ended December 31, 1995. The primary uses of funds in 1996 were the placement into a disbursement account of $94.3 million of the proceeds from the Mortgage Notes to fund the cost of developing the Lawrenceburg casino project and the investment of $97.4 million in property and equipment. The Company made capital expenditures in Riverside, Lawrenceburg and the Catfish Town facility at Baton Rouge of $20.0 million, $52.0 million and $13.6 million, respectively, for the year ended December 31, 1996. The primary use of funds for the year ended December 31, 1995 were capital expenditures of $71.9 million and the acquisition of Jazz.

     During the year ended December 31, 1996, the Company generated $209.4 million in cash flows from financing activities compared to $34.9 million of cash flows from financing activities in 1995. The primary sources of cash flows in 1996 were $235.0 million of proceeds from the Company's First Mortgage Note Offering and $42.2 million in capital contributions and loans from the Company's partner in Lawrenceburg, offset by the repayment of $90.0 million on the company's senior secured line of credit which was terminated on June 5, 1996.

     As of December 31, 1996, the Company had approximately $38.4 million of cash, cash equivalents, and marketable securities, including approximately $9.2 million held at the Indiana Partnership, which can be used for general working capital purposes. In addition, the Company has $69.6 million in a disbursement account to be used to fund the Company's portion of the remaining Lawrenceburg construction costs. The $69.6 million cannot be used for any other purpose. Further, the Company anticipates receiving tax refunds of approximately $11.1
million.    On June 5, 1996 the Company issued $235 million of Mortgage Notes which are due June 2004. Additionally, the Company has $115 million of Convertible Subordinated Notes outstanding which were issued in June 1994 and are due June 2001.

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



     The Company has made a significant investment in property and equipment and plans to make significant additional investments at certain of its existing properties, particularly Lawrenceburg, Indiana and potentially into additional jurisdictions. As a result of its June 1995 acquisition of Jazz, the Company is now the developer of the Catfish Town real estate project in Baton Rouge, Louisiana. The Company estimates that the completion of the Catfish Town project will cost an additional $2 to $5 million (primarily tenant allowance) as of December 31, 1996. Further, if the Predecessor's status as an S-Corporation, which has been asserted as an issue by the IRS during an ongoing audit, is successfully challenged, the Company currently estimates that it would require up to approximately $12.6 million (excluding penalties) to fund the potential income tax liability.

     The Company currently estimates that the total costs of the Lawrenceburg Casino and entertainment project will approximate $225 million. This is a forward looking statement that involves certain risks and uncertainties, and this amount is subject to numerous factors including weather and other construction risks. As of December, 31, 1996, approximately $109.0 million had been expended by the partnership, on the project, including preopening costs. Of the remaining Lawrenceburg construction costs, approximately $25 million is anticipated to be funded through equipment financing from third party lenders and the balance will be funded by the Company and a partner, 57.5% of which will be funded by the Company and 42.5% of which will be funded by its partner. In the event project costs exceed $210 million, the Company and its partner will fund such costs on the same percentages to a total project cost of $225 million. Any project costs in excess of $225 million must be funded by the Company.

     The Company currently believes that as a result of its recent offering of Mortgage Notes, cash on hand will be sufficient to fund its current operations and its obligations with respect to the Lawrenceburg casino development. If there are events which negatively impact the sources or uses of cash such as an overrun in the project costs related to the Lawrenceburg Casino, a material deterioration in the Company's existing operations, an adverse IRS ruling, or if the Company should fail to be able to open the permanent facility in Lawrenceburg within a 12 month period, the Company's ability to meet its debt service requirements could be significantly impaired.

     In December 1996 the Company filed an application to develop a riverboat casino in Osceola, Iowa ("Osceola Project"). This proposed casino operation is subject to numerous conditions including approval and licensing by the Iowa Racing and Gaming Commission ("IRGC"). The Company currently estimates that the cost of developing the Osceola Project would range from $60-$70 million.

     If the Osceola Project is approved by the IRGC and if the Company decides to pursue the development of the project, the Company would be required to raise additional capital. There is no assurance that any such financing will be available on terms acceptable to the Company.


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE" AND "EXPECT" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY OR ITS MANAGEMENT, ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES,

                              ARGOSY GAMING COMPANY
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                                   (continued)



AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, BUT NOT LIMITED TO, (I) GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY OPERATES, (II) INCREASED COMPETITIVE PRESSURES IN THE MARKETS IN WHICH THE COMPANY OPERATES,
(III) DELAYS AND INCREASES IN EXPECTED COSTS IN OPENING OF THE PERMANENT LAWRENCEBURG CASINO, (IV) DELAYS OR COST-OVERRUNS WITH RESPECT TO THE LAWRENCEBURG CASINO WHICH COULD SIGNIFICANTLY IMPAIR THE ABILITY OF THE COMPANY TO MEET ITS DEBT SERVICE REQUIREMENTS, (V) THE EFFECT OF FUTURE LEGISLATION OR REGULATORY CHANGES ON THE COMPANY'S OPERATIONS, AND (VI) OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.